Exhibit 99.1

REDWOOD TRUST REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

MILL VALLEY, CA – Wednesday, October 30, 2019 – Redwood Trust, Inc. (NYSE:RWT), a leading innovator in housing credit investing, today reported its financial results for the quarter ended September 30, 2019.
Key Financial Results

•	GAAP net income was $34 million, or $0.31 per diluted common share

•	Non-GAAP core earnings(1) were $43 million, or $0.37 per diluted common share

•	Book value per common share was $15.92 at September 30, 2019

•	Economic return on book value(2) of 1.3% for the third quarter of 2019

•	Recourse debt-to-equity leverage ratio(3) of 2.7x at September 30, 2019

•	Paid a regular quarterly cash dividend of $0.30 per common share
Business Highlights

•	Closed three Sequoia securitizations totaling $1.1 billion, including our 100th overall, and sold $0.5 billion of whole loans

•	Purchased $1.5 billion of jumbo loans as volumes remained stable from the second quarter

•	Originated $162 million of business purpose residential loans in the third quarter of 2019

•	Deployed $152 million of capital into new investments in the third quarter of 2019

•	Raised $228 million of equity capital from a follow-on offering of common stock and generated $248 million of capital through portfolio optimization activities

•	In September, we issued $201 million of 5.75% exchangeable debt due in 2025 to replace our $201 million of exchangeable debt maturing in November 2019

•	In October, we completed our acquisition of CoreVest for $492 million

“The third quarter marked a historic time for Redwood, a time where we made significant progress positioning the company for the future of housing finance,” said Chris Abate, Chief Executive Officer of Redwood Trust. “While the rate environment offered a variety of opportunities and challenges, we were able to leverage the strength of our business model to navigate through continued market volatility and execute on our long-term strategic initiatives. We spent ample time in the third quarter focused on the acquisition of CoreVest, our long-term funding needs, and our portfolio optimization goals, which we believe will deliver strong and durable returns for our shareholders.”

Abate concluded, “As we look ahead, the strength and agility of our business model has positioned us to perform well under varying market conditions, and we’ve established a proven competency to capitalize on strategic initiatives as opportunities arise. Our 25-year track record speaks to our ability to develop nascent, emerging products into scalable funding solutions that are transformative in nature. And with an eye towards integrating our consumer mortgage and BPL businesses over time across our national correspondent network, our vision of becoming the preeminent specialty finance operator in the mortgage industry can be realized.”
_____________________

(1)
During the third quarter of 2019, Redwood updated its definition of core earnings. A reconciliation of GAAP net income to non-GAAP core earnings and a reconciliation of GAAP earnings per diluted share to non-GAAP core earnings per diluted share, along with additional information about Redwood’s core earnings measure, is included in the tables that follow.

(2)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

(3)	Recourse debt excludes $8.5 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood.

Third Quarter 2019 Redwood Review Available Online
A further discussion of Redwood's business, financial results, core earnings and taxable income, as well as a discussion of management's 2019 outlook, is included in the third quarter 2019 Redwood Review, which is available on the Company’s website at www.redwoodtrust.com.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended
($ in millions, except per share data)	9/30/2019	6/30/2019	9/30/2018

GAAP net income	$34	$31	$41
GAAP net income per diluted common share	$0.31	$0.30	$0.42

Non-GAAP core earnings	$43	$43	$36
Non-GAAP core earnings per diluted common share	$0.37	$0.39	$0.38

REIT taxable income (estimated)	$39	$25	$23
REIT taxable income per share (estimated)	$0.34	$0.25	$0.27

GAAP book value per share	$15.92	$16.01	$16.42
Dividends per common share	$0.30	$0.30	$0.30
Economic return on book value	1.3%	1.9%	3.0%
Recourse debt-to-equity leverage ratio (1)	2.7x	3.1x	3.1x

Capital deployment	$152	$136	$281
Jumbo loans purchased	$1,483	$1,562	$1,804
Jumbo loans securitized or sold	$1,574	$1,252	$1,929

(1)
Recourse debt excludes $8.5 billion, $7.2 billion, and $3.4 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood at September 30, 2019, June 30, 2019, and September 30, 2018, respectively.

Conference Call and Webcast
Redwood will host an earnings call today, October 30, 2019, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2019 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. Callers should reference call ID #13695283. A replay of the call will be available through midnight on November 13, 2019, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13695283.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events." To listen to the webcast, please go to Redwood's website at least 15 minutes prior to the call to register and download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Tuesday, November 12, 2019, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2019 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Interest income	$150	$149	$131	$120	$99
Interest expense	(117)	(116)	(99)	(85)	(64)
Net interest income	34	32	32	35	35
Non-interest income (loss)
Mortgage banking activities, net	10	19	12	11	11
Investment fair value changes, net	11	3	20	(39)	10
Other income, net	2	2	4	4	3
Realized gains, net	5	3	11	6	7
Total non-interest income (loss), net	27	28	47	(18)	32
Operating expenses	(27)	(26)	(23)	(19)	(21)
(Provision for) benefit from income taxes	—	(2)	(1)	1	(5)
Net income (loss)	$34	$31	$54	$(1)	$41

Weighted average diluted shares (thousands) (2)	136,523	130,697	126,278	83,217	114,683
Diluted earnings (loss) per common share	$0.31	$0.30	$0.49	$(0.02)	$0.42
Regular dividends declared per common share	$0.30	$0.30	$0.30	$0.30	$0.30

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, excluding the fourth quarter of 2018, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018 were 112,102, 97,715, 96,866, 84,884, and 82,930, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Nine Months Ended September 30,
($ in millions, except share and per share data)	2019	2018

Interest income	$430	$259
Interest expense	(332)	(154)
Net interest income	98	105
Non-interest income
Mortgage banking activities, net	41	48
Investment fair value changes, net	35	13
Other income, net	8	9
Realized gains, net	18	21
Total non-interest income	102	91
Operating expenses	(76)	(64)
Provision for income taxes	(3)	(12)
Net income	$120	$121

Weighted average diluted shares (thousands)	131,203	107,792
Diluted earnings per common share	$1.09	$1.30
Regular dividends declared per common share	$0.90	$0.88

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	9/30/19	6/30/19	9/30/18

GAAP net income	$34	$31	$41
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives (3)	(14)	(2)	(13)
Include cumulative gain on long-term investments sold, net (4)	20	13	8
Eliminate purchase accounting adjustments (5)	2	2	—
Eliminate corporate acquisition and related expenses (5)	2	—	—
Income taxes associated with core earnings adjustments (6)	(1)	(2)	—
Total adjustments	9	12	(5)
Non-GAAP core earnings	$43	$43	$36

GAAP net income per diluted common share	$0.31	$0.30	$0.42
Non-GAAP core earnings per diluted common share (7)	$0.37	$0.39	$0.38

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, (iii) exclude certain items related to Redwood's acquisitions of 5 Arches and CoreVest and (iv) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the third quarter 2019 Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. During the third quarter of 2019, management updated its calculation of this adjustment. Additional information regarding this adjustment is included in the Appendix to the third quarter 2019 Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any realized gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
Beginning with the first quarter of 2019, core earnings excludes several items related to the acquisitions of 5 Arches and CoreVest. These items include the exclusion of a one-time gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches and ongoing adjustments to exclude amortization of intangible assets; beginning in the second quarter, changes in fair value of the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform; and, for the third quarter of 2019, exclusion of certain transaction expenses associated with our acquisition of CoreVest. Additional information regarding this adjustment is included in the Appendix to the third quarter 2019 Redwood Review.

(6)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(7)	Additional information on the calculation of non-GAAP core diluted EPS can be found in Table 2 in the Financial Tables section of the Redwood Reviews for the respective quarters presented.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18

Residential loans	$8,682	$7,283	$7,274	$7,255	$5,922
Business purpose loans	336	251	161	141	116
Multifamily loans	3,792	3,750	2,176	2,145	942
Real estate securities	1,285	1,477	1,543	1,452	1,470
Other investments	348	372	414	439	114
Cash and cash equivalents	395	218	201	176	174
Other assets	639	501	424	330	402
Total assets	$15,476	$13,852	$12,193	$11,937	$9,140

Short-term debt	$1,981	$2,463	$2,163	$2,400	$1,424
Other liabilities	411	338	270	206	176
Asset-backed securities issued	8,346	6,913	5,638	5,410	3,407
Long-term debt, net	2,954	2,573	2,573	2,572	2,771
Total liabilities	13,691	12,288	10,643	10,589	7,778

Stockholders' equity	1,785	1,564	1,550	1,349	1,361

Total liabilities and equity	$15,476	$13,852	$12,193	$11,937	$9,140

Shares outstanding at period end (thousands)	112,102	97,715	96,866	84,884	82,930
GAAP book value per share	$15.92	$16.01	$16.00	$15.89	$16.42

(1)	Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com